UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2007, Entravision Communications Corporation (the “Company”) entered into a new three-year employment agreement with Jeffery A. Liberman, pursuant to which he will continue to serve as the president of the Company’s radio division. This agreement, effective as of January 1, 2007, replaces a similar agreement with Mr. Liberman, which agreement was entered into effective as of January 1, 2004.

The agreement with Mr. Liberman provides for an initial base salary of $382,000 per year in the first year, which may be increased in the discretion of the Compensation Committee of the Board of Directors in future years of the agreement. In addition, Mr. Liberman is eligible to receive a discretionary annual bonus of up to 50% of his then-current base salary. He is also eligible for equity incentive grants under the Company’s equity incentive plans.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason (including a change of control of the Company), he will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that is approved by the Compensation Committee of the Board of Directors and a severance payment equal to one year of his then-current base salary. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: January 12, 2007	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer